EXHIBIT 3(A)

RESTATED CHARTER

OF

TEACHERS INSURANCE AND ANNUITY

ASSOCIATION OF AMERICA

Originally Filed March 4, 1918

As Amended August 11, 2004

ARTICLE ONE

This corporation shall be named “Teachers Insurance and Annuity Association of America.”

ARTICLE TWO

The place where the corporation is to be located and have its principal office for the transaction of business is the City and County of New York, State of New York.

ARTICLE THREE

The corporation shall have power to do any and all kinds of life insurance, annuities and accident and health insurance business specified in paragraphs 1, 2 and 3 of Section 1113(a) of the Insurance Law of the State of New York, as follows:

(1) “Life Insurance,” means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon (A) diagnosis of terminal illness defined as a life expectancy of twelve months or less, (B) diagnosis of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, (C) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured’s life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment, or (D) certification by a licensed health care practitioner that the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a qualified long term care insurance carrier under Section 4980c of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. “Life insurance” also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured or in the event the insured is a resident of a nursing home. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

(2) “Annuities,” means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

(3) “Accident and health insurance,” means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to Article Nine of the workers’ compensation law, except as specified in item (ii) hereof; and (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date;

and any amendments to such paragraphs or provisions in substitution therefor which may be hereafter adopted, provided the corporation is qualified under such amendments to do such kinds of business, together with any other kind or kinds of business to the extent necessarily or properly incidental to the kinds of insurance business which the corporation is so authorized to do. The corporation shall also have the general rights, powers and privileges of a corporation, as the same now or hereafter are declared by the applicable laws of the State of New York and any and all other rights, powers and privileges now or hereafter granted by the Insurance Law of the State of New York or any other law or laws of the State of New York to life insurance companies having power to do the kinds of business hereinabove referred to. The corporation shall transact its business exclusively on a non-mutual basis and shall issue only nonparticipating policies.

ARTICLE FOUR

The corporate powers of the corporation shall be vested in and exercised by a board of trustees, and by such officers and agents as the board of trustees may from time to time elect or appoint.

ARTICLE FIVE

Section 1. The board of trustees shall consist of no less than thirteen trustees or the minimum number of trustees required by law, whichever is less, and no more than twenty-four trustees, and all trustees shall be elected to a term of one year. The term of office of each trustee so elected shall commence at the beginning of the annual meeting of the board of trustees next succeeding such election, and shall continue until the beginning of the next annual meeting of the board of trustees and a successor shall take office. All trustees shall be at least eighteen years of age, a majority of trustees shall be citizens and residents of the United States, and not less than two trustees shall be residents of the State of New York. A trustee need not be a stockholder.

Section 2. The annual meeting of stockholders for the election of trustees shall be held on the second Tuesday in June of each year, if not a legal holiday, or, if a legal holiday, then on the next preceding business day, and at an hour specified by notice mailed at least thirty days in advance. If the chief executive officer or the Nominating and Governance Committee shall so determine, the annual meeting may be held at a different date in May, June, or July as shall be specified in the notice of meeting. Any vacancy on the board of trustees occurring in an interval between the annual meetings of stockholders may be filled for the unexpired portion of such trustee’s term by the board of trustees in such manner as the bylaws of the corporation may provide.

Section 3. The board of trustees shall have power to adopt bylaws providing for the appointment of an executive committee, not less than three in number, to exercise all the powers of the trustees in the intervals between meetings of the board of trustees, and prescribing such other rules and regulations, not inconsistent with law or this charter, for the conduct of the affairs of the corporation as may be deemed expedient, and such bylaws may be amended or repealed by them at pleasure. The board of trustees shall also have all other powers usually vested in boards of directors of life insurance companies not inconsistent with law or this charter, and may at any time accept or exercise any and all additional powers and privileges which may be conferred upon this corporation, or upon life insurance companies in general. One-third of the trustees shall constitute a quorum at all meetings of the board.

ARTICLE SIX

The board of trustees shall annually elect the executive officers of the corporation as provided in the bylaws. Other officers may be elected or appointed as provided in the bylaws. One person may hold more than one office, except that no person shall be both president and secretary. The chief executive officer shall be a member of the board of trustees, but no other officer need be a trustee.

ARTICLE SEVEN

The capital of the corporation shall be Two Million Five Hundred Thousand Dollars ($2,500,000) which shall be divided into two thousand five hundred (2,500) shares of One Thousand Dollars ($1,000) each.

ARTICLE EIGHT

The purpose of the corporation is to aid and strengthen nonprofit colleges, universities, institutions engaged primarily in education or research, governments and their agencies and instrumentalities, and other nonprofit institutions by providing annuities, life insurance, and accident and health insurance, suited to the needs of such entities, their employees and their families, on terms as advantageous to the holders and beneficiaries of such contracts and policies as shall be practicable, and by counselling such entities and individuals concerning pension plans or other measures of security, all without profit to the corporation or its stockholders. In no event shall more than an insubstantial portion of the corporation’s business be with employers (and their employees) that are not (1) described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended or (2) governments or their agencies or instrumentalities. The corporation may receive gifts and bequests to aid it in performing such services.

ARTICLE NINE

The fiscal year of the corporation shall commence on the first day of January and shall end on the thirty-first day of December.

EXHIBIT 3(B)

BYLAWS

OF

TEACHERS INSURANCE AND ANNUITY

ASSOCIATION OF AMERICA

As Amended August 17, 2004

ARTICLE ONE

Stockholders

Section 1. Annual Meeting. The annual meeting of stockholders for the election of trustees and for the transaction of such other business as may properly come before the meeting shall be held on the second Tuesday in June of each year, if not a legal holiday, or, if a legal holiday, then on the next preceding business day, at the office of the Association in the City of New York, and at an hour specified by notice mailed at least thirty days in advance. If the chief executive officer or the nominating and governance committee shall so determine, the annual meeting may be held at a different date, time and place, as shall be specified in the notice of meeting. The notice shall be in writing and shall be signed by the chairman, or the president, or a vice president, or the secretary. Special meetings of the stockholders may be held at the said office of the Association whenever called by the chairman, or by the president, or by order of the board of trustees, or by the holders of at least one third of the outstanding shares of stock of the Association, or may be held subject to the provisions of the emergency bylaws of the Association.

Section 2. Notice. It shall be the duty of the secretary not less than ten nor more than forty days prior to the date of each meeting of the stockholders to cause a notice of the meeting to be mailed to each stockholder.

Section 3. Voting. At all meetings of stockholders each stockholder shall be entitled to one vote upon each share of stock owned by him of record on the books of the Association ten days before the meeting. Stockholders may vote in person or by proxy appointed in writing.

Section 4. Quorum. The presence in person or by proxy of the holders of a majority of the shares in the Association shall be necessary to constitute a quorum at any meeting of stockholders.

Section 5. Telephonic Participation. At all meetings of stockholders or any committee thereof, stockholders may participate by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

ARTICLE TWO

Trustees

Section 1. General Management. The general management of the property, business and affairs of the Association shall be vested in the board of trustees provided by the charter. The board of trustees shall consist of no less than thirteen trustees or the minimum number of trustees required by law, whichever is less, and no more than twenty-four trustees, and the number of trustees shall be fixed by a vote of the majority of the board of trustees. All trustees shall be elected to a term of one year. The term of office of each trustee so elected shall commence at the beginning of the annual meeting of the board of trustees next succeeding such election, and shall continue until the beginning of the next annual meeting of the board of trustees and a successor shall take office. A trustee need not be a stockholder. At least one third of such trustees must satisfy the independence requirements of Section 1202(b)(2) of the New York Insurance Law or any successor provision. At least one such person must be included in the quorum for the transaction of business at any meeting of the trustees.

Section 2. Quorum. One third of the trustees shall constitute a quorum at all meetings of the board. If less than a quorum shall be present at any meeting, a majority of those present may adjourn the meeting from time to time until a quorum shall attend. In case of a vacancy among the trustees of any class through death, resignation or other cause, a successor to hold office for the unexpired portion of the term may be elected at any meeting of the board at which a quorum shall be present. Such successors shall not take office nor exercise the duties thereof until ten days after written notice of their election shall have been filed in the office of the Superintendent of Insurance of the State of New York.

Section 3. Annual Meeting. There shall be a meeting of the board of trustees on the third Wednesday in June each year, if not a legal holiday, or, if a legal holiday, then on the next preceding business day, at a time and place specified in a notice mailed at least ten days and not more than twenty days in advance. This shall be known as the annual meeting of the board of trustees. At this meeting the board shall elect officers, appoint committees and transact such other business as shall properly come before the meeting. If the chief executive officer or the nominating and governance committee shall so determine, the annual meeting may be held at a different date, time and place, as shall be specified in the notice of meeting.

Section 4. Other Meetings. Stated meetings of the board of trustees shall be held on such dates as the board by standing resolution may fix. No notice of such stated meetings need be given. Special meetings of the board may be called by order of the chairman or the presiding trustee by notice mailed at least one week prior to the date of such meeting, and any business may be transacted at the meeting.

Section 5. Telephonic Participation. At all meetings of the board of trustees or any committee thereof, trustees may participate by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 6. Action Without a Meeting. Where time is of the essence, but not in lieu of a regularly scheduled meeting of the board of trustees or committee thereof, any action required or permitted to be taken by the board, or any committee thereof, may be taken without a meeting if all members of the board or the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the board or committee shall be filed with the minutes of the proceedings of the board or committee.

Section 7. Trustees’ Compensation and Expenses. A trustee may be paid an annual stipend and fees and such other compensation or emolument in any amount first authorized by the board in accordance with Section 1 of Article Five hereof, including, but not limited to, a deferred compensation benefit, for meetings of the board that he/she attends and for services that he/she renders on or for committees or subcommittees of the board; and each trustee shall be reimbursed for transportation and other expenses incurred by him/her in serving the Association.

Section 8. Chairman. The chairman shall preside at all meetings of the board.

Section 9. Presiding Trustee. The board of trustees may elect a presiding trustee, who shall preside over executive sessions of the board and, in the absence of the chairman, preside over meetings of the stockholders and of the board. The presiding trustee also shall perform such functions as are delegated by the board.

ARTICLE THREE

Officers

Section 1. Election. The board of trustees shall annually elect the executive officers of the corporation. Each such executive officer shall hold office until the next annual election or, if earlier, until retirement, death, resignation or removal. The board may appoint other officers and agents, assign titles to them and determine their duties; such officers and agents shall hold office during the pleasure of the board of trustees. It may appoint persons to act temporarily in place of any officers of the Association who may be absent, incapacitated, or for any other reason unable to act or may delegate such authority to the chief executive officer.

Section 2. Removal of Officers. Any officer elected by the board of trustees may be removed by the affirmative votes of a majority of all the trustees holding office. Any other officer may be removed by the affirmative votes of a majority of all members of the executive committee holding office.

Section 3. Removal of Other Employees. All other agents and employees shall hold their positions at the pleasure of the executive committee or of such executive officer as the executive committee may clothe with the powers of engaging and dismissing.

Section 4. Qualifications. The chief executive officer shall be a member of the board of trustees, but none of the other officers need be a trustee. One person may hold more than one office, except that no person shall be both president and secretary.

Section 5. Chief Executive Officer. The board of trustees shall designate either the chairman or the president as chief executive officer. Subject to the control of the board of trustees and the provisions of these bylaws, the chief executive officer shall be charged with the management of the affairs of the Association, and shall perform such duties as are not specifically delegated to other officers of the Association. The chief executive officer shall report from time to time to the board of trustees on the affairs of the Association.

Section 6. Chairman. Except as otherwise provided by the board of trustees, the chairman, when present, shall preside at all meetings of the stockholders and of the board. He shall be ex officio chairman of the executive committee.

Section 7. President. If the president is not the chief executive officer, he shall assist the chief executive officer in his duties and shall perform such functions as are delegated by the chief executive officer.

Section 8. Absence or Disability of Chief Executive Officer. In the absence or disability of the chief executive officer, the president, if he is not the chief executive officer, or the chairman, if he is not the chief executive officer, or if neither is available, a vice president so designated by the executive committee or so designated by the chief executive officer shall perform the duties of the chief executive officer, unless the board of trustees otherwise provides and subject to the provisions of the emergency bylaws of the Association.

Section 9. Secretary. The secretary shall give all required notices of meetings of the board of trustees, and shall attend and act as secretary at all meetings of the board and of the executive committee and keep the records thereof. The secretary shall keep the seal of the corporation, and shall perform all duties incident to the office of secretary and such other duties as from time to time may be assigned by the board of trustees, the executive committee, or the chief executive officer.

Section 10. Other Officers. The chief executive officer shall determine the duties of all officers other than the president and secretary and may assign titles to and determine the duties of non-officers.

ARTICLE FOUR

Committees

Section 1. Appointment. At each annual meeting of the board of trustees, the board shall appoint an executive committee, an investment committee, a nominating and governance committee, a human resources committee, an audit committee, and a corporate governance and social responsibility committee, each member of which shall hold such position until the beginning of the next annual meeting of the board and until a successor shall be appointed or until the member shall cease to be a trustee. The board of trustees may appoint such other trustee committees and subcommittees as may from time to time be found necessary or convenient for the proper conduct of the business of the Association, and designate their duties. Not less than one third of the members of each trustee committee shall satisfy the independence requirements of Section 1202(b)(1) of the New York Insurance Law or any successor provision, except for the nominating and governance committee, the human resources committee, the audit committee, and the corporate governance and social responsibility committee, each of which will be comprised solely of such persons. Further, at least one such person must be included in the quorum for the transaction of business at any meeting of any of the committees. The board may appoint trustees to fill vacancies on trustee committees.

Section 2. Executive Committee. The executive committee shall consist of at least three trustees including the chairman. A majority shall constitute a quorum. The executive committee shall meet in regular meeting as it may from time to time determine, and in special meeting whenever called by the chairman, and, to the maximum extent permitted by law, shall be vested with full powers of the board of trustees during intervals between the meetings of the board in all cases in which specific instructions shall not have been given by the board of trustees. The committee shall, in the event of an acute emergency, as defined by Article Seven-A—Insurance, of the New York State Defense Emergency Act (Section 9177, Unconsolidated Laws of New York) and any amendments thereof, be responsible for the emergency management of the Association as provided in the emergency bylaws of the Association.

Section 3. Investment Committee. The investment committee shall consist of at least three trustees, including the chief executive officer, and such additional trustees, if any, as the board of trustees or the executive committee may appoint. A majority of the members shall constitute a quorum.

(a)     Subject to review by the board of trustees the investment committee shall determine the investment policies of the Association.

(b)     The investment committee shall supervise the investment of the funds of the Association. No loan or investment other than policy loans shall be made or disposed of without authorization or approval by the investment committee.

Section 4. Nominating and Governance Committee. The nominating and governance committee shall consist of at least three trustees, each of whom satisfies the independence requirements of Section 1202(b)(2) of the New York Insurance Law or any successor provision. A majority shall constitute a quorum. The committee shall nominate trustees to fill interim vacancies and shall nominate trustee candidates for election at the annual meeting of stockholders; provided that prior to nominating or making any recommendations with respect to trustee candidates for election at the annual meeting of stockholders, the committee shall consult fully with the board of trustees of TIAA Board of Overseers regarding each such trustee candidate and shall give diligent consideration to any suggestions of the board of trustees of TIAA Board of Overseers with respect to trustee candidates. In addition, the committee shall recommend to the board of trustees governance policies for the Association that are consistent with sound governance principles and applicable legal and regulatory requirements.

Section 5. Audit Committee. The audit committee shall consist of at least three trustees, each of whom satisfies the independence requirements of Section 1202(b)(2) of the New York Insurance Law or any successor provision. A majority of the members shall constitute a quorum. The committee shall itself, or through public accountants or otherwise, make such audits and examinations of the records and affairs of the Association as it may deem necessary. The committee shall review the reimbursement agreements among TIAA and CREF, TIAA-CREF Individual & Institutional Services, LLC, Teachers Personal Investors Services, Inc., and TIAA-CREF Investment Management, LLC, and make recommendations regarding them to the board of trustees.

Section 6. Human Resources Committee. The human resources committee shall consist of at least three trustees, each of whom satisfies the independence requirements of Section 1202(b)(2) of the New York Insurance Law or any successor provision. A majority shall constitute a quorum. The committee shall nominate executive officers, shall designate the principal officers of the Association, and shall recommend to the board of trustees the annual compensation of the principal officers and of any salaried employee if the level of compensation to be paid to such employee is equal to, or greater than, the compensation received or to be received by any principal officer. In addition, the committee shall approve the titles and base salaries of all appointed officers and the base salaries of executive officers, other than those designated as principal officers or those officers to be paid on an equal or greater level of compensation with principal officers, shall recommend the provisions of any incentive salary compensation program(s) and determine the amounts of any incentive salary payments for those officers included in any incentive salary plan, shall provide oversight of all of the Association’s compensation, incentive, pension, welfare and other benefits programs, and shall produce an annual report on executive compensation for distribution to policyholders.

Section 7. Corporate Governance and Social Responsibility Committee. The corporate governance and social responsibility committee shall consist of at least three trustees, each of whom satisfies the independence requirements of Section 1202(b)(2) of the New York Insurance Law or any successor provision. A majority shall constitute a quorum. The committee is responsible for addressing all corporate social responsibility and corporate governance issues, including the voting of TIAA shares and the initiation of appropriate shareholder resolutions. In addition, the committee shall develop and recommend specific corporate policy in these areas for consideration by the TIAA board of trustees.

Section 8. Reports. Within a reasonable time after their meetings, all such committees and subcommittees shall report their transactions to each trustee.

ARTICLE FIVE

Salaries, Compensation and Pensions
to Trustees, Officers and Employees

Section 1. Salaries and Pensions. The Association shall not pay any salary, compensation or emolument in any amount to any officer, deemed by a committee or committees of the board to be a principal officer pursuant to subsection (b) of Section 1202 of the Insurance Law of the State of New York, or to any salaried employee of the Association if the level of compensation to be paid to such employee is equal to, or greater than, the compensation received by any of its principal officers, or to any trustee thereof, unless such payment be first authorized by a vote of the board of trustees of the Association.

The Association shall not make any agreement with any of its officers or salaried employees whereby it agrees that for any services rendered or to be rendered he shall receive any salary, compensation or emolument that will extend beyond a period of thirty-six months from the date of such agreement, except as specifically permitted by the Insurance Law of the State of New York. No principal officer or employee of the class described in the first sentence of this section, who is paid a salary for his services, shall receive any other compensation, bonus or emolument from the Association, directly or indirectly, except in accordance with a plan recommended by a committee of the board pursuant to subsection (b) of Section 1202 of the Insurance Law of the State of New York and approved by the board of trustees. The Association shall not grant any pension to any officer or trustee, or to any member of his family after his death, except that the Association may pursuant to the terms of a retirement plan and other appropriate staff benefit plans adopted by the board provide for any person who is or has been a salaried officer or employee, a pension payable at the time of retirement by reason of age or disability and also life insurance, health insurance and disability benefits.

Section 2. Prohibitions. No trustee or officer of the Association shall receive, in addition to fixed salary or compensation, any money or valuable thing, either directly or indirectly, or through any substantial interest in any other corporation or business unit, for negotiating, procuring, recommending or aiding in any purchase or sale of property, or loan, made by the Association or any affiliate or subsidiary thereof, nor be pecuniarily interested either as principal, coprincipal, agent or beneficiary, either directly or indirectly, or through any substantial interest in any other corporation or business unit, in any such purchase, sale or loan; provided that nothing herein contained shall prevent the Association from making a loan upon a policy held therein by the borrower not in excess of the net reserve value thereof.

ARTICLE SIX

Indemnification of Trustees, Officers and Employees

The Association shall indemnify, in the manner and to the full extent permitted by law, each person made or threatened to be made a party to any action, suit or proceeding, whether or not by or in the right of the Association, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that he or his testator or intestate is or was a trustee, officer or employee of the Association or, while a trustee, officer or employee of the Association, served any other corporation or organization of any type or kind, domestic or foreign, in any capacity at the request of the Association. To the full extent permitted by law such indemnification shall include judgments, fines, amounts paid in settlement, and expenses, including attorneys’ fees. No payment of indemnification, advance or allowance under the foregoing provisions shall be made unless a notice shall have been filed with the Superintendent of Insurance of the State of New York not less than thirty days prior to such payment specifying the persons to be paid, the amounts to be paid, the manner in which payment is authorized and the nature and status, at the time of such notice, of the litigation or threatened litigation.

ARTICLE SEVEN

Execution of Instruments

The board of trustees or the executive committee shall designate who is authorized to execute certificates of stock, proxies, powers of attorney, deeds, leases, releases of mortgages, satisfaction pieces, checks, drafts, contracts for insurance or annuity and instruments relating thereto, and all other contracts and instruments in writing necessary for the Association in the management of its affairs, and to attach the Association’s seal thereto; and may further authorize the extent to which such execution may be done by facsimile signature.

ARTICLE EIGHT

Disbursements

No disbursements of $100 or more shall be made unless the same be evidenced by a voucher signed by or on behalf of the person, firm or corporation receiving the money and correctly describing the consideration for the payment, and if the same be for services and disbursements, setting forth the services rendered and an itemized statement of the disbursements made, and if it be in connection with any matter pending before any legislative or public body, or before any department or officer of any government, correctly describing in addition the nature of the matter and the interest of such corporation therein, or if such voucher cannot be obtained, by an affidavit stating the reasons therefor and setting forth the particulars above mentioned.

ARTICLE NINE

Corporate Seal

The seal of the Association shall be circular in form and shall contain the words “Teachers Insurance and Annuity Association of America, New York, Corporate Seal, 1918,” which seal shall be kept in the custody of the secretary of the Association and be affixed to all instruments requiring such corporate seal.

ARTICLE TEN

Amendments

Article One of these bylaws can be amended or repealed only by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Association, such vote being cast at a meeting held upon notice stating that such meeting is to vote upon a proposed amendment or repeal of such bylaw.

Any other bylaw may be amended or repealed at any meeting of the board of trustees provided notice of the proposed amendment or repeal shall have been mailed to each trustee at least one week and not more than two weeks prior to the date of such meeting.